CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated November 30, 2009 on the financial statements and financial highlights of Touchstone Funds Group Trust, in Post-Effective Amendment Number 55 to the Registration Statement (Form N-1A, 1933 No. 33-70958) included in the Annual Report to Shareholders for the fiscal year ended September 30, 2009, filed with the Securities and Exchange Commission.


/s/ Ernst & Young

Cincinnati, Ohio
November 15, 2010